Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION ANNOUNCES
PRICING OF SENIOR NOTES OFFERING

Wallingford, Connecticut, October 28, 2024. Amphenol Corporation (NYSE: APH) announced today the pricing of its offering of $250 million aggregate principal amount of senior notes due 2027 (the “Additional 2027 Notes”), $750 million aggregate principal amount of senior notes due 2035 (the “2035 Notes”) and $500 million aggregate principal amount of senior notes due 2054 (the “2054 Notes”, and together with the Additional 2027 Notes and 2035 Notes, the “Notes”). The Additional 2027 Notes will have an interest rate of 5.050% per annum, the 2035 Notes will have an interest rate of 5.000% per annum, and the 2054 Notes will have an interest rate of 5.375% per annum. The Additional 2027 Notes constitute a further issuance of the Company’s 5.050% senior notes due 2027, of which $450,000,000 aggregate principal amount was issued on April 5, 2024 (the “Existing 2027 Notes”) and will form a single series with, and have the same terms (other than the issue date, the issue price and the first interest payment date) as the Existing 2027 Notes. Upon settlement, the Additional 2027 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2027 Notes. The closing of the offering is expected to occur on October 31, 2024, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering, together with cash on hand, to pay the cash consideration for the Company’s pending acquisition of CommScope’s (NASDAQ: COMM) mobile networks businesses, specifically CommScope’s Outdoor Wireless Networks and Distributed Antenna Systems businesses (the “CommScope Acquisition”) and the payment of fees and expenses related to the CommScope Acquisition, and, to the extent the CommScope Acquisition does not close (after giving effect to a special mandatory redemption of the 2035 Notes and the 2054 Notes as described below), for general corporate purposes, including, but not limited to, the repayment of the Company’s outstanding 2.050% senior notes due 2025 at maturity.

The 2035 Notes and the 2054 Notes are expected to be subject to a special mandatory redemption (at a price equal to 101% of the principal amount of the 2035 Notes and the 2054 Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the special mandatory redemption date) under certain circumstances if the CommScope Acquisition is not consummated or is not consummated by an agreed upon date. The Additional 2027 Notes are not subject to a special mandatory redemption.

Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc. and HSBC Securities (USA) Inc. are serving as the joint book-running managers for the offering of each series of the Notes.

Each series of the Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of this offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll-free at 1- 800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322 and HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any series of the Notes, nor will there be any sale of any series of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, solicitation or sale of any series of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Defense, Industrial, Information Technology and Data Communications, Mobile Devices and Mobile Networks. For more information, visit www.amphenol.com.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward- looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Details regarding various significant risks and uncertainties that may affect our operating and financial performance can be found in the Company’s latest Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations 203-265-8820

IR@amphenol.com